PROMISSORY NOTE

$340,000.00
December   18,    1996

Portland,    Oregon

               FOR VALUE RECEIVED, the undersigned, PORTLAND LOFTS
ASSOCIATES    LIMITED    PARTNERSHIP,    a    Delaware
limited    partnership    ("Obligor"),    hereby promises to
pay to the order of  JOSEPH W. ANGEL (J. Angel') and LYNNE
I. ANGEL (L. Angel) and, together with J. Angel, "Obligees) at their respective addresses hereinafter set forth,
the principal amount of THREE  HUNDRED  FORTY     THOUSAND
AND     NO/100   DOLLARS ($340,000.00), plus interest and other amounts
as provided herein, all in lawful money of the United States of America.

               The unpaid principal balance of this Promissory Note
(this 'note) shall bear interest from December 1, 1996 at the rate of eleven percent (11.0%) per annum; provided that after the occurrence and during the continuance of an Event of Default
(hereinafter defined), the unpaid principal balance of, and all overdue interest on, this Note shall bear interest at the rate of fifteen percent (15.0%) per annum. Commencing on January 1, 1997, and continuing on the first day of each calendar month thereafter to and including December 1, 2006, Obligor shall make monthly payments of principal and interest hereunder,each in the amount of $4,683.50.
Unless previously accelerated in the manner provided below, the entire unpaid principal balance of and all unpaid accrued interest on this Note shall be due and payable in full on January 1, 2007 (the maturity date).

               Obligor shall (i) pay one-half of any amount payable to Obligees hereunder to J. Angel at 937 S.W. 14th Ave., Suite 201, Portland, OR 97205, or such other address as he may specify from time to time by written notice to Obligor-, and
(ii) pay one-half of any amount payable to Obligees thereunder to
L. Angel at 18 16 SW Hawthorn Terrace, Portland, OR 97201, or such other address as she may specify from time to time by written notice to Obligor.

               This Note may be prepaid in whole or in part at any time without penalty; provided that any such prepayment shall be paid one-half to J. Angel and one-half to L. Angel. All payments made pursuant to this Note shall be applied first to the payment of attorneys' fees, costs, and other charges to the extent provided herein, then to accrued interest hereon; and then to principal.

               Time is of the essence of the performance of Obligor's obligations under this Note. In the event Obligor fails to pay the amount owing under this Note within ten (I0) business days after written notice from either Obligee stating that such payment is past due, such failure shall constitute an "Event of Default." Upon the occurrence of an Event of Default, the entire unpaid principal balance of this Note and all unpaid accrued interest hereon shall, at Obligees' option, be added to the Developer's Priority Amount (as that term is defined in the Amended and Restated Agreement of Limited Partnership of Obligor). Obligee shall be entitled to exercise such remedy at any time while such Event of Default is continuing. Obligee's failure to exercise such remedy shall not be deemed a waiver of any existing or subsequent default or a waiver of any such remedy.

                  If following the occurrence of any default thereunder, Obligees consult with an attorney regarding the enforcement of any of their rights under this Note, or if this Note is placed in the hands of an attorney for collection, or if a suit ,action or other proceeding of any nature whatsoever is instituted to enforce this Note or in connection with any controversy thereunder, Obligor agrees to pay all costs thereof, including reasonable attorneys' fees, if Obligees prevail in such suit, action, or other proceeding. Such costs and attorneys' fees shall include, without limitation, those incurred on any appeal or review.

                 Obligor hereby waives presentment demand for payment, notice of dishonor, protest, and notice of protest.

                 Any modification to this Note must be set forth in a writing which, to the extent enforcement thereof may be sought against Obligees, must be executed by both Obligees.

                 All notices under this Note shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to Obligor shall be directed to their respectiive addresses set forth beneath its signature below, or to such other or additional address as it may specify from time to time by written notice to Obligees. Notices to Obligees shall be directed to their respective addresses set forth above in this Note or to such other or additional address as either of them may specify from time to time by written notice to Obligor. Any notice delivered in accordance with this paragraph shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next business day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, three business days after deposit therein.

              This Note shall be governed by and construed in accordance with the laws of the State of Oregon (without regard to the principles thereof relating to conflicts of laws.

                      PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP, a Delaware Limited partnership
                      By:    Historic Preservation Properties 1989
                             Limited Partnership, its general partner

                             By: Boston Historic Properties Limited
                                 Partnership, its general partner

                                 By  Terrence P. Sullivan
                                 Title General Partner

                                 By. East Bank Angel Joint Venture,
                                     an Oregon general partnership,
                                     its general partner

                                 BY: Joseph W. Angel II, partner


                                     Address for Notices to Obligor:

                                         c/o Claremont Management Corporation
                                             Batterymarch Park II
                                             Quincy, MA 02169
                                             Fax No.: (617-472-3670